Exhibit 99.1

Genocea Reports First Quarter 2016 Financial Results

- Positive 12-month efficacy data for GEN-003 for genital herpes strengthens value proposition -
- Multiple 2016 clinical milestones for GEN-003 anticipated -

CAMBRIDGE, Mass., May 5, 2016 - Genocea Biosciences, Inc. (NASDAQ: GNCA), a biopharmaceutical company developing T cell-directed vaccines and immunotherapies, today reported corporate highlights and financial results for the first quarter ended March 31, 2016.

"Our positive GEN-003 Phase 2 12-month efficacy data suggests that annual treatment with GEN-003 may offer genital herpes patients similar benefits to a full year of daily administration of oral antivirals. These data give us confidence in the potential of GEN-003 to become the cornerstone therapy for patients suffering from genital herpes,” said Chip Clark, president and chief executive officer of Genocea. “For our recently initiated Phase 2b efficacy trial, we anticipate reporting virologic efficacy data in the third quarter of 2016, which we anticipate will confirm the efficacy of GEN-003 manufactured using improved processes at an increased scale. We expect clinical efficacy data versus placebo against potential Phase 3 endpoints at six months post dosing around the end of 2016 and we expect to conduct our end-of-Phase 2 meeting with the FDA in the first quarter of 2017. We also continue to advance our academic collaborations in the immuno-oncology field and expect to provide further updates in the coming months on our potential path to the clinic in 2017 for a neoantigen-based cancer vaccine.”

Recent Business Highlights and Anticipated Milestones

GEN-003 – Immunotherapy for treatment of genital herpes in Phase 2 development. Greater than $1 billion potential revenue opportunity in U.S. alone

•	Reported positive 12-month efficacy data from Phase 2 dose optimization trial

•	Full data to be presented at an upcoming scientific meeting

In March 2016, Genocea announced positive 12-month efficacy data from its Phase 2 dose optimization trial evaluating GEN-003 for the treatment of genital herpes. GEN-003 demonstrated statistically significant reductions compared to baseline in the rate of viral shedding 12 months after dosing as well as sustained efficacy across secondary clinical endpoints, in each case across multiple dose groups. GEN-003 was safe and well tolerated by patients, with no serious adverse events reported related to the vaccine in the trial.

Multiple anticipated 2016 clinical milestones for GEN-003

•	Phase 2b virologic efficacy data expected in third quarter of 2016

•	Phase 2b 6-month clinical efficacy data expected in late 2016

•	End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA) expected in Q1 2017

In the third quarter of 2016, Genocea expects to report virologic efficacy data from a Phase 2b trial to confirm the efficacy of GEN-003 manufactured with Phase 3 processes at increased scale. Around the end of 2016, Genocea expects to report 6-month clinical efficacy versus placebo against the potential Phase 3 endpoint of the percentage of patients that are lesion free at 6-months after dosing. Positive data would provide an important step toward the end-of-Phase 2 meeting with the FDA, which is expected to occur in the first quarter of 2017.

This ongoing trial has enrolled approximately 135 subjects across the U.S. who have a history of recurrent genital herpes. Subjects will be randomized to one of three dose groups - placebo, 60µg per protein / 50µg of adjuvant, and 60µg per protein / 75µg of adjuvant - and will be monitored for 12 months.

Genocea also expects to commence a planned Phase 2b antiviral combination study in the second half of 2016. Clinical efficacy data from this trial is expected in the first half of 2017. If GEN-003 is additive to the effect of chronic suppressive oral anti-viral therapy, this would further strengthen GEN-003’s value proposition to patients and physicians.

First Quarter 2016 Financial Results

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Cash Position: Cash, cash equivalents and investments as of March 31, 2016 were $95.7 million compared to $106.4 million as of December 31, 2015. Genocea expects that these funds will be sufficient to fund its operating expenses and capital expenditure requirements into the second half of 2017.

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Research and Development (R&D) Expenses: R&D expenses for the quarter ended March 31, 2016 decreased $1.2 million, to $7.3 million, from the same period in 2015. The decrease was driven by lower clinical costs due to the completion of the GEN-004 Phase 2a trial, which was ongoing in the first quarter of 2015, and the conduct of a smaller Phase 2 trial for GEN-003 in the first quarter of 2016 compared to the same period in 2015. GEN-003 manufacturing costs also decreased due to the timing of activities in support of clinical trial supply. These lower costs were partially offset by higher personnel and lab-related costs to advance Genocea's pre-clinical product candidates and develop the ATLAS platform for immuno-oncology.

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General and Administrative (G&A) Expenses: G&A expenses for the first quarter of 2016 were $3.9 million, compared to $3.4 million for the same period in 2015. The increase reflects higher personnel costs, consulting and professional fees, and depreciation expense, all of which support Genocea’s expanding R&D operations.

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Refund of Research and Development Expense: A gain of $1.6 million for the quarter ended March 31, 2016 resulted from cash received pursuant to contractual obligations under a collaboration agreement with Isconova AB (“Isconova”) (since acquired by Novavax, Inc.) to refund R&D expenses paid by Genocea to Isconova between 2009 and 2011 relating to the development of the Matrix-M2TM adjuvant technology.

•	Net Loss: Net loss was $9.8 million for the quarter ended March 31, 2016, compared to a net loss of $12.1 million for the same period in 2015.

Conference Call
Genocea will host a conference call and webcast today at 9:00 a.m. ET. The conference call may be accessed by dialing (844) 826-0619 for domestic participants and (315) 625-6883 for international callers and referencing the conference ID number 91158805. A live webcast of the conference call will be available online from the investor relations section of the Company's website at http://ir.genocea.com. A webcast replay of the conference call will be available on the Genocea website beginning approximately two hours after the event, and will be archived for 30 days.

About Genocea Biosciences, Inc.
Genocea is harnessing the power of T cell immunity to develop life-changing vaccines and immunotherapies. T cells are increasingly recognized as a critical element of protective immune responses to a wide range of diseases, but traditional discovery methods have proven unable to identify the targets of such protective immunity. Using ATLAS, its proprietary technology platform, Genocea identifies these targets to potentially enable the rapid development of medicines to address critical patient needs. Genocea's pipeline of novel clinical stage T cell-enabled product candidates includes GEN-003 for genital herpes, GEN-004 for the prevention of infection by all serotypes of pneumococcus (development suspended), and earlier-stage programs in chlamydia, tgenital herpes, malaria, Epstein-Barr virus infections and related cancers, and cancer immunotherapy. For more information, please visit the company's website at www.genocea.com.

Forward-Looking Statements
Statements herein relating to future business performance, conditions or strategies and other financial and business matters, including expectations regarding clinical developments, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including Genocea's ability to progress any product candidates in preclinical or clinical trials; the ability of ATLAS to identify promising oncology vaccine and immunotherapy product candidates; the scope, rate and progress of its preclinical studies and clinical trials and other research and development activities; anticipated clinical trial results; current results may not be predictive of future results; even if the data from preclinical studies or clinical trials is positive, regulatory authorities may require additional studies for approval and the product may not prove to be safe and efficacious; Genocea's ability to enter into future collaborations with industry partners and the government and the terms, timing and success of any such collaboration; risks associated with the manufacture and supply of clinical and commercial product; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; Genocea's ability to obtain rights to technology; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility; the rate of cash utilized by Genocea in its business and the period for which existing cash will be able to fund such operation; Genocea's ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity or debt financing or otherwise; general business conditions; competition; business abilities and judgment of personnel; the availability of qualified personnel and other factors set forth under "Risk Factors" in Genocea's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other filings with the Securities and Exchange Commission (the "SEC"). Further information on the factors and risks that could affect Genocea's business, financial conditions and results of operations is contained in Genocea's filings with the SEC, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements.

For media:	For investors:
Liz Bryan	Jonathan Poole
Spectrum Science Communications	Genocea Biosciences
O: 202-955-6222	O: 617-876-8191
lbryan@spectrumscience.com	jonathan.poole@genocea.com

GENOCEA BIOSCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	March 31	December 31,
	2016	2015

Cash, cash equivalents and investments	$95,656	$106,432
Other assets	6,999	5,710
Total assets	$102,655	$112,142

Debt, long-term	$16,592	$16,477
Accounts payable	2,151	1,757
Accrued expenses and other liabilities	2,922	4,012
Deferred revenue	—	235
Total liabilities	21,665	22,481
Stockholders' equity	80,990	89,661
Total liabilities and stockholders’ equity	$102,655	$112,142

GENOCEA BIOSCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three months ended March 31,
	2016	2015
Grant revenue	$235	$121

Operating expenses:
Research and development	7,332	8,509
General and administrative	3,924	3,389
Refund of research and development expense	(1,592)	—
Total operating expenses	9,664	11,898
Loss from operations	(9,429)	(11,777)
Other income and expense:
Interest income	109	12
Interest expense	(431)	(319)
Total other income and expense	(322)	(307)
Net loss	$(9,751)	$(12,084)

Net loss per share - basic and diluted	$(0.35)	$(0.64)
Weighted-average number of common shares used in computing net loss per share	28,152	18,834